UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TECHNIPFMC PLC

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April 18, 2022

Dear TechnipFMC Shareholder;

We are writing to ask for your support in favor of all proposals in the Proxy Statement for the 2022 Annual General Meeting of shareholders of TechnipFMC which was filed with the Securities and Exchange Commission on March 18, 2022.

In this communication, we are providing additional background and support regarding two specific proposals, and once again asking for your vote FOR each of them:

•	Proposal Number 2 – 2021 U.S. Say-on-Pay for Named Executive Officers

•	Proposal Number 3 – 2021 U.K. Directors’ Remuneration Report

A copy of the 2022 Proxy Statement is available at https://www.technipfmc.com/en/investors/regulatory-filings/sec-filings/def-14a-4073449/. In deciding how to vote on Proposal 2 and Proposal 3, we encourage you to consider and read the information disclosed in the 2022 Proxy Statement in addition to the information below.

Background information

Since the merger of FMC Technologies and Technip in 2017, the leading proxy advisory firms Glass, Lewis & Co (Glass Lewis) and Institutional Shareholder Services Inc. (ISS) have been supportive of TechnipFMC’s compensation practices, recommending a FOR vote each year on compensation-related proposals. Shareholders have also been supportive of TechnipFMC’s compensation. Most recently, TechnipFMC received an average of 85% FOR of votes cast in the past two years: 84.6% (2021) and 85.8% (2020).

2021 represented a year of significant structural change for TechnipFMC with the completion of the spin-off of Technip Energies, against a backdrop of global economic uncertainty, the oil and gas downturn and the COVID-19 pandemic.

Glass Lewis recognized the significant period of change during 2021 and impact of the Company’s recent spin-off on compensation plans during the year in review. Glass Lewis also noted a suitable structure of performance-based awards, include the changes for 2022 in our long-term incentive (LTI) plan design. For these reasons, Glass Lewis recommended a FOR say-on-pay vote.

In contrast, Institutional Shareholder Services (ISS), recommended an AGAINST vote on Proposal 2 and Proposal 3. While ISS noted that TechnipFMC’s short- and long-term incentive programs are primarily performance based, and noted the positive features of our program, the ISS vote recommendation was based on concerns on two specific items:

•	The company removed performance conditions for outstanding 2019 and 2020 performance awards in connection with the spin-off; and

•	Performance awards may vest at target for achieving below median relative TSR performance. (Note: this concern has been mitigated in 2022 by a change to the performance award payout scale)

We would like to provide shareholders with further context on the concerns raised by ISS and reiterate key actions we have taken to strengthen the link between pay and performance in our executive compensation program.

Alignment of Pay to Performance

Our executive compensation program links pay to performance:

•	Most of our executive compensation is variable. For 2021, 90% of the CEO’s compensation and 79% of compensation for other NEOs was variable and based on performance.

•	70% of our long-term incentive is performance based, which represents a higher weighting of performance-based equity compared to our peers and market prevalence.

•

The industry downturn due to the COVID-19 pandemic had a meaningful impact on the Company’s financial and stock price performance over the past several years, which directly impacted executive compensation. The CEO’s three-year average realizable compensation is projected to be approximately $3.2 million less than target compensation (or 24% below target) between 2019 and 2021.

•

Declines in stock price have a direct impact on the value of long-term incentives. TSR is down 56% between January 1, 2019 and December 31, 2021 and LTI granted to TechnipFMC executives between 2019 and 2021 is worth 37% less than the original target value.

•

The Compensation and Talent Committee has demonstrated a history of responding swiftly and decisively to market changes. In 2020, due to the COVID-19 pandemic and energy market decline, the Committee reduced the annual base salary for our Chair and CEO by 30% and for our other executive officers by 20% from May 2020 – December 2020.

The Spin-off of Technip Energies represented a significant change during the 2019-2021 performance period

2021 represented a significant, structural change for TechnipFMC. In the first quarter of 2021, our Executive Officers led the successful completion of the Spin-off of Technip Energies and the emergence of TechnipFMC as an industry-leading, fully integrated technology and services provider, unlocking significant long term growth potential and shareholder value. The ability to focus on our distinct and expanding market opportunities and customer base and our compelling and distinct investment profile has poised us for significant growth and positioned us to capitalize on the energy transition.

ISS’ quantitative screen for alignment of pay to performance uses the 2019 – 2021 performance period and disregards the significant change in the Company structure during this period and long-term growth potential as a pure-play technology player.

Key Executive Compensation Actions in 2021

Given the significant change to the Company in 2021, the Committee took key executive compensation actions with the objective of supporting the business. These actions included the conversion of 2019 and 2020 Performance Share Units (PSUs) to Restricted Share Units (RSUs) Assuming Target Performance Upon the Spin-Off. The rationale for this action was the following:

•

Following the Spin-off in February, it was no longer possible to measure 2019-2021 and 2020-2022 performance against the set goals, since the goals had been set for the pre-spin organization and pre-spin business targets and objectives.

•

The robust market for leadership talent resulted in the departure of four of our executive officers from the Company in 2020 and 2021. Retention and continuity of the executive team to achieve ambitious organizational transformation and strategic growth was a key priority for the Committee. Assuming target performance for the 2019 and 2020 PSUs maintained the retentive value of outstanding Long-term Incentive awards.

Additional changes to compensation program in response to shareholder engagement

During 2021-2022 engagement, we met with many of our top shareholders which allowed us to understand their priorities and perspectives. Shareholder feedback prompted changes to our 2022 compensation program that further aligned our compensation practices with the interests of shareholders. These changes include:

•

Increased rigor of the relative TSR payout scale in our long-term incentive plan. For the 2022-2024 plan, the relative TSR component of the plan will pay at target when achieving a 50th percentile position versus our relative TSR Peer Group. This change will more closely align payouts with shareholder expectations and addresses the second concern expressed by ISS.

•

Reintroduction of ROIC as a performance measure for the 2022 long-term incentive award grant , in addition to relative TSR (each weighted at 50% of our performance Based Long-Term Incentive Plan). We believe an equal weighting of ROIC and relative TSR provides clear alignment for our executive officers to long-term financial performance and shareholder value creation and is strongly supported by our shareholders.

Why we ask you for a vote FOR on say-on-pay (Proposal 2 and Proposal 3)

During a period of economic uncertainty, energy transition and historic change for TechnipFMC, the Committee took one-time strategic actions to support our business and ensure we have management continuity post spin-off. Our executive program will continue to emphasize pay-for-performance, and we have adopted best governance practices and made key changes to our program in 2022 to ensure alignment of executive compensation with shareholder interests.

We thank you for your thoughtful consideration towards a FOR vote for all shareholder proposals look forward to your continued support of TechnipFMC’s compensation programs.

Sincerely,

/s/ Claire S. Farley
Claire S. Farley
Lead Independent Director

/s/ John O’Leary
John O’Leary

Chair—Compensation and Talent Committee